Exhibit 99.1

FOR IMMEDIATE RELEASE

MF Global Announces Exercise of $60 Million Option

NEW YORK, August 7, 2008 – MF Global Ltd. (NYSE: MF), the world’s leading broker of exchange-listed futures and options, today announced that the initial purchasers of the company’s $150 million 9.00% Convertible Senior Notes due 2038 have exercised their option to purchase an additional $60 million of the convertible notes. The closing is expected to occur next week. MF Global also expects that upon closing of the option, the securities demand feature of MF Global’s term loan facility will have been fulfilled.

MF Global granted this option to purchase additional convertible notes as part of its original offering and sale of the notes, which closed on June 25, 2008.

The notes are convertible into common shares at an initial conversion price of $10.45 per $1,000 aggregate principal amount of notes, subject to adjustment. The convertible notes mature in 2038, subject to redemption at the company’s option after five years and a right of holders to require repurchase every five years beginning in five years.

The convertible notes have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an available exemption from registration under the Act.

About MF Global

MF Global Ltd. (NYSE: MF) is the leading broker of exchange-listed futures and options in the world. It provides independent execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 138,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages more than eight million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit www.mfglobal.com.

Investor Contact:
Courtney Oldrin	+1.212.589.6592 coldrin@mfglobal.com

Media Contact:
Diana DeSocio	+1.212.589.6282 ddesocio@mfglobal.com

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MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Tel 441-296-1274